Exhibit 99.1

Amarin Board of Directors Announces Appointment of Murray W. Stewart, DM FRCP.

— Dr. Stewart Brings More Than 30 Years of Cardiometabolic Academic and Industry Experience to Amarin’s Board —

— Ongoing Board Refreshment Program Has Led to Approximately 75% New Independent Directors Named to the Board Over the Last 12 Months —

DUBLIN, Ireland and BRIDGEWATER, N.J., January 10, 2023 – Amarin Corporation plc (NASDAQ:AMRN) today announced that Murray W. Stewart, D.M., F.R.C.P., has been appointed to the Company’s Board of Directors.    Following the appointment of Dr. Stewart, the Amarin Board will be made up of approximately 75 percent of new independent directors who were named to the Board over the last 12 months.

“As we focus on launching in Europe and diversifying our product portfolio, adding Dr. Stewart to our Board brings exceptional expertise in cardiometabolic research and clinical development,” said Per Wold-Olsen, Chairman of the Board of Directors, Amarin. “Dr. Stewart’s global and cardiovascular disease experience and expertise will help support our efforts as we advance both our European and International strategy as a Company, and we are thrilled to have him join our Board of Directors.”

Dr. Stewart is a physician by training and brings more than 30 years of cardiometabolic academic and industry experience to the Amarin Board of Directors. As a Consultant Physician with the National Health Service (NHS) in the United Kingdom (UK), Dr. Stewart led clinical teams in diabetes and general medicine. During his 18-year tenure at GlaxoSmithKline (GSK), Dr. Stewart held multiple roles, including Chief Medical Officer, Clinical Head of the Biopharma Unit and Therapy Area Head for Metabolic and Cardiovascular diseases. Recently, Dr. Stewart was Chief Medical Officer at Rhythm Pharmaceuticals where he was responsible for the development of new medicines and transforming the care for patients with rare genetic diseases of Obesity. Dr. Stewart holds a Bachelor of Medicine and a Doctor of Medicine from Southampton Medical School in the UK and is a Fellow of the Royal College of Physicians.

As part of the Company’s focus on stronger corporate governance, Amarin has named six new members to the Company’s board of directors over the last 12 months, including Dr. Murray Stewart. The Board replenishment process has sought to address the changing needs of the company as its strategy focuses on becoming a global, diversified, cardiometabolic player, including expertise in financial governance, international commercialization, global clinical development and other areas to support the Company’s strategy.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including beliefs about Amarin’s replenishment process for its Board of Directors; Amarin’s focus on becoming a global, diversified, cardiometabolic player; and the overall potential and future success of VASCEPA/VAZKEPA and Amarin generally. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Amarin Corporation plc

IR@amarincorp.com

Media Inquiries:

Mark Marmur

Amarin Corporation plc

PR@amarincorp.com

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